Exhibit 10.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on February 16, 2024 (“Effective Date), by and between MDR Hanover Square, LLC, a Delaware limited liability company (“Buyer”), and PMI Hanover SQ, LLC, a Delaware limited liability company (“Seller”). This Agreement shall be deemed effective as of the last date it is executed by all parties hereto. Buyer and Seller may be referred to herein individually as a “party” and collectively as the “parties.”

1.                Property. (a) A sixteen percent (16%) Tenant-in-Common interest (the “Seller’s TIC Interest”) in that certain tract of real property identified as tax parcel(s) Parcel Number: 8714-63-9931, as more particularly described in Exhibit A (Legal Description and Site Map) attached hereto and incorporated herein by reference (“Real Property”), including all of Seller’s right, title, and Seller’s TIC Interest in the minerals, oil, gas, and other hydrocarbons substances located thereon, all rights-of-way, ingress and egress, easements, privileges, hereditaments and appurtenances thereto or in any way appertaining, and all of Seller's right, title and Seller’s TIC Interest in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Real Property; (b) Seller’s TIC Interest in all improvements, fixtures and attachments located on the Real Property (collectively, the “Improvements”); (c) any intangible personal property now or hereafter owned by virtue of Seller’s TIC Interest and used in the ownership, use and operation of the foregoing, including, without limitation, (d) any permits, approvals or other rights held by Seller pursuant to Seller’s TIC Interest relating to the ownership, use and operation of the Property, (e) all warranties and guarantees held by Seller relating to the ownership, use and operation of the Property, and (f) all contracts or agreements held by Seller relating to the ownership, use and operation of the Property, which Buyer agrees to assume in writing (items (a) through (f) of this Section 1 are collectively referred to as the “Property”).

2.             Purchase Price. The purchase price for the Property shall be Ninety-Eight Thousand Four Hundred and Ten Dollars and Ninety-Four Cents ($98,410.94) (“Purchase Price”). The Purchase Price, subject to the prorations and adjustments herein described, shall be paid by Buyer to Seller at the Closing Date by wire delivery of immediately available funds through the Federal Reserve System to an account designated in writing by Seller.

3.             Deposit. There shall be no deposit required as other good and valuable consideration has been exchanged between the parties, the receipt and sufficiency of which is hereby acknowledged by the parties.

4.             Closing Date. The Closing Date shall be no later than seven (7) days following the closing date of the purchase of the real property located at 7230 Bell Creek Road, Mechanicsville, Virginia 23111 and bearing the Hanover County Parcel Number 8714-64-9344 pursuant to that certain Purchase and Sale Agreement dated December 29, 2023, by and between Buyer, Seller and Prudent Growth Partners, LLC, or any other date the Parties shall mutually agree to close the transactions specified herein (“Closing Date” or sometimes referred to as the “Close of Escrow”).

5.             “As-Is, Where Is” Sale; No Warranties. Buyer and Seller acknowledge that the sale of Seller’s TIC Interest to Buyer is “AS-IS”, “WHERE IS”, without any representations and without any warranties either express or implied, whatsoever from Seller to Buyer regarding any matters, including (but not limited to) the Property’s present condition or its fitness or suitability for any particular purpose or its commercial value. In particular (and without limitation) the parties acknowledge that Seller makes no representations, nor any warranties, express or implied, whatsoever to Buyer (or to Buyer’s successors) regarding environmental conditions and issues, governmental development ability, or any other matters including (but not limited to) as to whether or not any of the Property is fit for the Buyer’s intended purpose or intended use of the Property. Buyer is solely “at risk” and is not relying on any expressed or implied statements or representations or warranties from Seller or Seller’s agents. Buyer is relying solely and exclusively upon Buyer’s own investigations of the present condition of the property and of all governmental laws and ordinances which might affect the Property’s use and development by Buyer.

6.             No Brokerage Commissions. There is no brokerage commission due for the purchase and sale contemplated herein.

7.             Exchange. At Buyer’s or Seller’s option, the purchase transaction provided herein may be completed as one or more like-kind exchanges of all or any portion of the Property. The requesting party is responsible for any additional expenses incurred therein.

8.             Escrow and Escrow Instructions.

(a)            Escrow Company. The Escrow Holder and the Title Company shall be Safe Harbor Title Company (“Escrow Company”) located at 4900 Augusta Avenue, Suite 150, Richmond, VA 23230, with telephone number 804-282-2329.

(b)            Escrow Instructions. This Agreement shall constitute both an Agreement between the parties hereto and joint escrow instructions to Escrow Holder. If Escrow Holder requires separate or additional Escrow instructions from any party hereto which Escrow Holder deems reasonably necessary for its protection or in order for it to carry out the terms of this Agreement, including, but not limited to, Escrow Holder’s standard “contract wrap escrow instructions” which set forth the conditions, definitions, and the incorporation of this Agreement), then the parties shall promptly upon such request by Escrow Holder execute and deliver to Escrow Holder such separate and additional Escrow instructions (hereinafter the “Additional Instructions”). Such Additional Instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder as soon as possible, but in no event any longer than three (3) business days following receipt, as long as said Additional Instructions (including standard “contract wrap” instructions) are not inconsistent with this Agreement. The Additional Instructions shall not modify or amend the provisions of this Agreement, except and unless the Additional Instructions are executed by both parties and also expressly provide with respect to any particular matter, that this Agreement is so superseded by such executed additional instruction(s). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, then this Agreement shall prevail and govern all Additional Instructions shall so provide.

(c)            Buyer’s Title Insurance. Seller covenants to convey fee simple title in and to Seller’s TIC Interest. For the purposes of this Agreement, “fee simple title” shall mean fee simple ownership which is: (i) free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions, herein defined; and (ii) insurable by a title insurance company reasonably acceptable to Buyer (the “Title Company”) and licensed to do business in the state where the Property is located, at then current standard rates under the standard form of ALTA owner’s policy of title insurance (“Title Policy”). For purposes of this Agreement, “Permitted Exceptions” shall be those that appear on the title commitment (“Title Commitment”) that Buyer obtains prior to the Closing and are specifically excepted, in writing, by Buyer within five (5) days of Buyer’s receipt of the Title Commitment. All exceptions not specifically agreed to, in writing, by Buyer are to be deemed “Objectionable Exceptions.” Seller shall remove the Objectionable Exceptions prior to the Closing Date.

(d)            Escrow Allocations and Charges.

(1)            Allocations of Charges. Buyer shall pay (a) the cost of the Title Commitment, (b) the premium for the Title Policy, (c) the cost of any endorsements to the Title Policy and any lender’s policy, (d) recording fees for the grant deed, (e) state and county documentary transfer taxes (other than the Grantor’s Tax), and (f) fifty percent (50%) of the escrow fees charged by the Escrow Holder relating to the sale of the Property; provided that Purchaser and Seller shall bear their own attorneys’ fees and costs in connection with the negotiation and preparation of this Agreement and the transactions completed under this Agreement. Seller shall pay (i) the cost of preparing the grant deed, (ii) the Grantor’s Tax thereon related to the transfer of the Property, (iii) all costs and expenses associated with curing any Objectionable Exceptions agreed to be cured by Seller hereunder; and (iv) all monetary liens against the Property caused by or through Seller. All other closing costs shall be the responsibility of either Seller or Purchaser, pursuant to customary practice of the county in which the Property is located.

(2)            Escrow Prorations Among Buyer and Seller. At close of Escrow, all general and special real property taxes (including real property assessments) and personal property taxes (if any), shall be prorated to the Close of Escrow. With regard to the proration of real property taxes as of close of escrow, such will be as follows: Property taxes shall be based on the amount of the last tax statement of the tax collector issued prior to the Closing Date; and if the amount of the new tax bill issued by the tax collector after close of escrow is more or less than the amount used for proration purposes, then the difference (if any) will be adjusted by the parties herein (outside of escrow). Seller is to forward to Escrow Holder and to Buyer any present or future property tax bills relating to this transaction as described hereinabove.

(3)            Miscellaneous Instructions. Insurance policies (including fire insurance, general liability insurance coverage of construction nuisance, etc.) are not conditions of this Escrow and are not to be a concern to Escrow Holder.

9.             Seller’s Representations. Seller hereby makes the following representations, warranties and covenants, as of the date of this Agreement and as of the Closing Date:

(a)            This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be, duly authorized, executed and delivered by Seller and shall be, valid and legally binding upon Seller and enforceable in accordance with their respective terms. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not and do not violate any provision of any agreement, instrument, order, judgment or decree to which either Seller is a party or by which it is bound.

(b)           Seller owns a 16% tenant-in-common interest in the Property. Seller has the lawful right, power and authority to enter into this Agreement and to consummate the transaction contemplated herein. Seller has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder, and no consent of any other party is required for the performance by Seller of its obligations hereunder.

10.            Closing Deliveries. On or before the Closing Date, Buyer and Seller each shall sign and/or deliver at Closing the following funds and documents:

(a)	Seller shall deliver:

(1)            A grant deed where Buyer is given good and clear record and marketable fee simple title to all of the Real Property free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the lien, if any, for real property taxes and assessments not yet due and payable;

(2)            An executed Termination of Tenancy-in-Common Agreement wherein Seller agrees to terminate the Tenancy-in-Common Agreement entered into by and between Buyer and Seller on May 8, 2018; and

(3)            Any other documents or items reasonably necessary to facilitate the Closing.

(b)	Buyer shall deliver:

(1)            The Purchase Price; and

(2)            Any other documents or items reasonably necessary to facilitate the Closing.

11.            Conditions to Closing. There are no conditions to Closing other than the parties providing their deliverables to Escrow and any Seller obligations to remove Objectionable Exceptions.

12.            Possession. Buyer already has possession of the Property.

13.            Integrated Complete Agreement. This document and the Termination of Tenancy-in-Common Agreement constitute the entire Agreement between the parties, and there are no prior oral or written agreements. This Agreement replaces and supersedes all other written agreements between the parties, including but not limited to, all leases and options to purchase the Property. This Agreement may be modified only in a writing, which is executed by both Buyer and Seller and delivered to the Escrow Holder. However, the parties hereto agree to execute Additional Escrow Instructions (as discussed hereinabove) and any and all other documents reasonably necessary or appropriate for carrying out the purposes of this Agreement. The execution of said documents shall in no way modify or in any manner affect the obligations provided for within this Agreement unless the document specifically expressly modifies a provision hereof. Any and all prior oral and/or prior written communications are hereby merged into this Agreement.

14.            Time. Time is of the essence with respect to each and every aspect of this Agreement.

15.            Condemnation. If, prior to the Close of Escrow, any portion of the Property is taken by any entity by condemnation or with the power of eminent domain, or if the access thereto is reduced or restricted thereby (or is the subject of a pending taking which has not yet been consummated), Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the right, in Buyer’s sole discretion, to terminate this Agreement and the Escrow upon written notice to Seller and Escrow Holder not later than three (3) calendar days after receipt of Seller’s notice thereof. If this Agreement and the Escrow are so terminated, all documents and funds shall be returned by Escrow Holder to each party who so deposited the same, and if any monies have been released to Seller, Seller shall immediately return the same to Buyer, and neither party shall have any further rights or obligations hereunder, except for payment of escrow cancellation fees which shall be borne by Seller. Alternatively, Buyer may proceed to consummate the transaction provided for herein at Buyer’s sole election, in which event Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, any and all awards made or to be made in connection with such condemnation or eminent domain, and the parties shall proceed to the Closing Date pursuant to the terms hereof, without any reduction in the Purchase Price.

16.           Notices. Any tender, delivery, notice, demand or other communication required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, overnight mailed, delivered or sent by telecopier or telefacsimile machine capable of confirming transmission and receipt, and shall be deemed delivered, give and received upon the earlier of (a) if personally served, the date of delivery to the person to receive such notice; (b) if given by telecopier or telefacsimile, when sent provided a hard copy follow-up copy of the notice is sent by United States Mail, postage prepaid, as of the date of the transmission of the telecopier or telefacsimile; (c) if mailed, four (4) business days after the date of posting by the United States Postal Service; or (d) if sent by Federal Express or other comparable overnight delivery service, upon delivery as documented by the service’s delivery records, all in accordance with the following:

If to Seller:	PMI Hanover SQ, LLC c/o Peter Mueller, Inc. Attn: Kurt A Schirm, President 406 Page Road Nashville, TN 37205 Phone: 703-919-5344 Email: kurt.schirm@yahoo.com

If to Buyer:	MDR Hanover Square, LLC c/o Medalist Diversified REIT, Inc. Attn: Brent Winn, Jr., CFO P. O. Box 8436 Richmond, VA 23226 Phone: 804-338-7708 Email: bwinn@medalistreit.com

Any party may change the address specified in this Section by giving the other party notice of such new address in the manner set forth herein.

17.           Signing Authority; Facsimile Signatures. Each person signing on behalf of any Buyer or Seller hereby warrants and represents and shall hold harmless any and all other parties for any breach of said warranty that he has the authority to bind the person or entity who’s signature he is executing. A facsimile copy or e-mail copy of any signature of any party or any electronic signature of any party will be deemed as enforceable and effective as an original signature.

18.           Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective successors, heirs, and assigns of the parties hereto. Seller understands and agrees that Buyer, as long as Buyer still remains responsible for performance, may nominate or assign his rights under this Agreement to any person, partnership, joint venture, corporation, or any other entity, including an IRC 1031 exchange accommodator, whether or not such person or entity is controlled by Buyer, including without limitation, a joint venture which Buyer is joint venturer, upon the prior written consent of Seller, which consent shall not be unreasonably withheld.

19.           Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, will pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. The “prevailing party” shall be determined by the court hearing such matter. The provisions of this Section 19 shall survive the cancellation or termination of this Agreement.

20.           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

21.           Waiver of Jury Trial. The parties hereto waive trial by jury in any action, proceeding or counterclaim arising out of this Agreement. The provisions of this Section shall survive the Closing.

22.           No Construction Against Drafter. The parties took an equal share in drafting this Agreement; therefore, no rule of contract construction that would operate to construe this Agreement or any part thereof strictly against the drafter shall be applied in any action or proceeding relating hereto.

23.           Severability. If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement and to the extent any provision of this Agreement is not determined to be unenforceable, such provision, or portion thereof, shall be, and remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, Buyer and Seller have executed this Agreement; and said execution of this Agreement shall be deemed effective on the last day of the last signature shown below.

BUYER:

MDR HANOVER SQUARE, LLC,
a Delaware limited liability company

By:	Medalist Diversified Holdings, L.P.,
a Delaware limited partnership
Its:	Manager

By:	Medalist Diversified REIT, Inc.,
a Maryland corporation
Its:	General Partner

By:	/s/ Brent Winn, Jr.	Dated: February 16, 2024
Brent Winn, Jr., Chief Financial Officer

SELLER:

PMI HANOVER SQ, LLC,
a Delaware limited liability company

By:	Peter Mueller, Inc.
a Virginia corporation
Its:	Manager

By:	/s/ Kurt Schirm	Dated: February 16, 2024
Kurt Schirm, President

EXHIBIT A

Legal Description of Property

The Real Property referred to herein below is situated in the City of Mechanicsville, County of Hanover, State of Virginia, and is described as follows:

ALL that certain lot or parcel of land, together with the improvements hereon and the appurtenances thereunto belonging, situate in Hanover County, Virginia, and being Parcel C, containing 0.864 acre, as shown on plat by Rodney B. Shadrach, dated October 30, 2007, entitled ''SURVEY PLAT SHOWING THREE PARCELS OF LAND SITUATED AT THE NORTHEAST CORNER OF THE INTERSECTION OF COLD HARBOR AND BELL CREEK ROADS MECHANICSVILLE DIST., HANOVER CO., VIRGINIA’, recorded November 1, 2007, in Plat Book 38, page 266, to which plat reference is made for a more particular description of said property.

BEING a portion of the same property conveyed to COF North II, LLC, a Virginia limited liability company by deed from COF North, LLC, a Virginia limited liability company, dated October 31, 2007, recorded November 1, 2007, in the Clerk's Office, Circuit Court, Hanover County, Virginia, in Deed Book 2896, page 2853.

TOGETHER WITH easements as contained in that Reciprocal Easement Agreement by and between COF North, LLC, a Virginia limited liability company and COF North II, LLC, a Virginia limited liability company dated October 31, 2007, and recorded November 1, 2007, in Deed Book 2896, page 2856. As amended and restated by that certain Amended and Restated Reciprocal Easement Agreement, dated January 18, 2008, recorded March 18, 2008, in Book 2909, page 2847, as re-corded in Book 2910, page 336. As further amended by that certain First Amendment to Amended and Restated Reciprocal Easement Agreement dated March 8, 2013, recorded March 26, 2013, in Book 3056, page 1912.

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OUTPARCEL SITE MAP

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